EXHIBIT  8
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November  8,  2002


Synergex  C:rroup  Partnership
19  Cobb  Island  Drive
Greenwich  CT,  NY  06830-7244


     RE: PROMISSORY NOTE DATED JUNE 11, 2002 SIGNED BY SECURITY BIOMETRICS, INC ("SBTI") AND SYNERGEX GROUP PARTNERSHIP


Dear  Gerard,

     As you are aware, the delay experienced in the execution of the Bridgeport contract, has significantly strained our cash flow and has caused SBTI to delay its payment obligation to you.

     We would like to propose that, notwithstanding the payment dates stated in the Note, the payments on the Note shall be made as follows: four equal payments of principal equal to $250,000,00 each shall be made on December 31, 2002, January 31, 2003, February 28, 2003 and March 31, 2003, plus accrued but unpaid interest on the unpaid principal balance for the period elapsed; provided that the first payment shall include the interest due on the principal amount of the Note from the date of execution and delivery of the Note; provided further, that payments shall begin one month following the signing of the Bridgeport Schools contract in the event that date preceded December 31, 2002.

     For good and valuable consideration, which is hereby specifically acknowledged by SBTI and Newco, SBTI and Newco each agree as follows.

     1. In accordance with existing agreements, Newco shall apply all revenue collected by it as determined jointly by Michael Richard and Gerard Munera, in their sole discretions and in accordance with their fiduciary duties, until all obligations under the Note are paid in full. Until such time as all obligations under the Note are paid and satisfied in full, SBTI shall not grant a security interest in (i) the common stock of Newco, or (ii) any of the assets of Newco to any party for any reason, whether to secure the debt of Newco or any other party or to secure a guarantee; provided, however, that notwithstanding the foregoing, SBTI may grant a security interest in the common stock or assets of Newco if such security interest is granted contemporaneously in connection with borrowing capital in order to satisfy all of SBTI's obligations under the Note.

     2. SBTI shall, within five days of receipt of approval by SLD relative to the Bridgeport Schools contract, grant to Synergex Group Partnership a warrant to purchase 8 million shares of the common stock (the "Shares") of SBTI at a price of $ .1 25 per Share, which warrant shall be exercisable in whole or in part for 2 years from the date of grant. This warrant shall be assignable, subject to applicable securities laws. SBTI shall within five days of the date hereof, deliver to Synergex Partnership Group, such Board resolutions and other approvals and documentation with respect to the warrant.


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     If,  prior  to  the  complete  exercise  of  such  warrant,  there shall be declared and paid a stock dividend upon the common stock of the SBTI or if the common stock of SBTI shall be split, converted, exchanged, reclassified, or in any way substituted for, the warrant, to the extent that it has not been exercised, shall entitle the holder thereof upon the future exercise of the warrant to purchase such number and kind of securities or cash or other property, subject to the terms of the warrant, to such number and kind of securities or cash or other property, subject to the terms of the warrant, to which Synergex would have been entitled had Synergex actually owned the shares subject to the unexercised portion of the warrant at the time of the occurrence of such stock dividend, split, conversion, exchange, reclassification or substitution; and the aggregate exercise price upon the future exercise of the warrant shall be the same as if the originally warranted shares were being purchased thereunder, with the appropriate adjustment to the per share purchase price. If prior to the complete exercise of the warrant there shall be a spin-off transaction pursuant to the reorganization of SBTI, the warrant (to the extent that it has not been exercised) shall be adjusted by adjusting the exercise prices thereto, in order to reflect the decrease, if any, in the fair market value of the shares, resulting from the spin-off transaction; in any case, the warrant (as adjusted), shall entitle the holder thereof, upon the future exercise of the warrant, to the number of shares which have a fair market value immediately after the occurrence of the spin-off transaction equal to the fair market value of the shares subject to the warrant on the day before the occurrence of such spin-off transaction, and the aggregate exercise price upon the future exercise of the option shall be the same as the aggregate exercise price of the shares subject to the warrant on the day before the occurrence of such spin-off transaction. Any fractional shares or other securities payable upon the exercise of the warrant as a result of such adjustment due to the occurrence of such stock dividend, split, conversion, exchange, reclassification. substitution or spin-off shall be payable in cash based upon the fair market value of such shares or securities at the time of such exercise. If any such event should occur, the number of shares with respect to which warrant remain to be issued. or with respect to which warrant may be reissued, shall be adjusted in a similar manner. Upon the dissolution or liquidation of SBTI, or upon a reorganization, merger or consolidation in which SBTI is not the surviving company, or in which SBTI becomes a subsidiary of another company, or upon the sale of substantially all of the property of SBTI to another company, the warrant shall be deemed to be exercised for all purposes.

     3. Except as specifically set forth herein, all terms and conditions of the Note shall remain in full force and effect.


Accepted  and  agreed:

/s/  Ken  Barr                    /s/  Gerard  E.  Munera
--------------                    -----------------------
Ken  Barr,  CEO                   Gerard  E.  Munera
Security  Biometrics              Synergex  Group  Partnership
Date:  November  13,  2002        Date:  November  13,  2002
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